SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April 23, 2015

Dear Stockholder:

It is our pleasure to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company” or “AVD”). The Annual Meeting will be held at the Hilton Hotel, 18800 MacArthur Boulevard, Irvine, California on Wednesday, June 3, 2015 at 11:00 am Pacific. In the following pages you will find the Secretary’s Notice of the Meeting and the Proxy Statement which describe the matters to come before the Annual Meeting.

If you plan to attend the meeting, please note the admission procedures on the Notice of the Meeting.

Whether or not you plan to attend the Annual Meeting, please vote your shares in one of the following ways, either: (i) via the Internet, by following the instructions on your proxy card, (ii) by calling the toll-free telephone number on your proxy card, or (iii) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible.

We are grateful for your continuing interest in American Vanguard Corporation. In person or by proxy, your vote is important. Thank you!

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute

Chairman and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1200

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, June 3, 2015

To the Stockholders of American Vanguard Corporation:

The Annual Meeting of American Vanguard Corporation, a Delaware corporation, will be held at the Hilton Hotel, 18800 MacArthur Boulevard, Irvine, California 92612, on Wednesday, June 3, 2015. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect eight (8) directors until their successors are elected and qualified;

2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2015; and

3.	Hold an advisory vote on executive compensation.

Stockholders of record at the close of business on Wednesday, April 15, 2015, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2014, is enclosed with this Notice.

Please note that in order to be admitted to the Annual Meeting, a person must furnish proof of his or her status as a stockholder at the site of such meeting. This proof may take the form of a proxy card, if the person is a stockholder of record. If the shares are held through an intermediary, such as a bank or broker, or holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. You must also present valid photo identification.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. You may vote your shares in any of the following ways, either: (i) via the Internet, by following the instructions on your proxy card, (ii) by calling the toll-free telephone number on your proxy card, or (iii) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

Finally, if you plan to attend the Annual Meeting in person, please RSVP by May 30, 2015 to William Kuser, Director of Investor Relations, at either 949-221-6119 or AVD-Shareholder@amvac-chemical.com.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel & Secretary

Newport Beach, California

April 23, 2015

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 3, 2015

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June 3, 2015, at the Hilton Hotel, 18800 MacArthur Boulevard, Irvine, California 92612, at 11:00 a.m., local time, and at any adjournments or postponements thereof. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 23, 2015.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Wednesday, April 15, 2015, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 31,573,948 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued. Of that amount, 2,450,634 were held as treasury shares. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 3, 2015. Our Proxy Statement and our 2014 Annual Report to Stockholders are available at www.american-vanguard.com. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2014 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on the election of eight (8) directors, the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2015, and your recommendation on executive compensation, as disclosed in the Proxy. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Mr. Wintemute and Mr. Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in person at the Annual Meeting, or by using either the Internet, the telephone or the Proxy Card.

Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting without attending the Annual Meeting.

You may submit your proxy on the Internet. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by telephone. Stockholders of record and most beneficial owners of Common Stock may vote by telephone. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your telephone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by mail. Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone, or mail) in which you originally voted, by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	Submitting a proxy by telephone or on the Internet (which may not be available to some beneficial holders); your latest telephone or Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or

•	Voting at the Annual Meeting (if you hold shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the Annual Meeting).

If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660, telephone (949) 260-1200. If your shares are held by a broker, bank or trustee, you may obtain a new voting instruction form by contacting your broker, bank or trustee. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder is present and votes in person at the Annual Meeting or has properly submitted and not revoked a proxy. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Broker non-votes with respect to ratification of BDO as independent registered public accounting firm and abstentions shall count toward establishing a quorum for the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting. In other words, those nominees for whom the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” will be elected. There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the two other proposals (the appointment of BDO as independent registered public accounting firm and the advisory vote on executive compensation) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because two of the three proposals require a majority vote for passage, it is possible that a measure could fail to pass if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by either officers or employees. In addition, a proxy solicitation agent has been retained by the Company for this purpose. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Nominating & Corporate Governance Committee has established guidelines setting forth certain advance notice procedures relating to the nomination of directors (the “Nomination Procedure”), and no person nominated by a stockholder will be eligible for election as a director, unless nominated in accordance with the provisions of the Nomination Procedure. Under the terms of the Nomination Procedure, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to, or mailed and received at, the principal executive offices of the Company by no later than March 5, 2015. Notwithstanding the provisions of the Nomination Procedure, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Procedure. The Company did not receive any director nominations to be considered for inclusion in the Proxy to be voted on at the Annual Meeting under the Nomination Procedure.

Stockholder Proposals for the Annual Meeting. The Nominating & Corporate Governance Committee has also adopted certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Procedure”)—whether or not to be included in the Company’s proxy materials. Under the terms of the Stockholder Proposal Procedure, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by no later than January 15, 2015. The Company did not receive any stockholder proposals for the Annual Meeting, pursuant to the Stockholder Proposal Procedure. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Procedure, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The Company has no knowledge or notice that any business, other than as set forth in the Notice of Annual Meeting, will be brought before the Annual Meeting. For information related to the application of the Nomination Procedure and the Stockholder Proposal Procedure for the 2016 Annual Meeting, see the discussion in this Proxy Statement under the caption “Proposals for Submission at Next Annual Meeting” and “Stockholder Nomination of Directors”.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from April 20, 2015 through June 3, 2015, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings”. References to our website in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve and are currently directors. All of the eight nominees were elected by the stockholders at the 2014 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS & EXPERIENCE

Scott D. Baskin, age 61, was elected as a director with the Company in January 2014. Mr. Baskin has extensive experience as a litigator arising from his 35 year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a J.D. from Yale Law School and a B.A. in Political Science and History from Stanford University. Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to innovation in formulations and delivery equipment.

Lawrence S. Clark, age 56, has served as a director since 2006. Mr. Clark served as the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with NBC Universal from 2004 until June, 2012. From 2003—2004 he provided financial and corporate development consulting services to media and entertainment clients. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. With over 25 years of financial, investing and operating experience, Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards, age 61, was elected as a director with the Company in 2011. Dr. Edwards is an independent consultant, specializing in global regulatory strategy for pesticides and biocides. She has 30 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as a volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Dr. Edwards holds a Ph.D. and a Masters Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards continues to be a valuable asset for assisting the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of product line acquisitions. She also has extensive experience in product stewardship and worker safety issues.

Morton D. Erlich, age 70, was elected as a director with the Company in October 2013. Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, he served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the Board of Directors of Skechers USA, Inc. a prominent global footwear company where he has served as Lead Independent Director and Chairman of both the Audit Committee and the Nominating and Governance Committee, and as a member of the Compensation Committee.

Alfred F. Ingulli, age 73, has served as a director since 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business. In addition, from 2002—2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets and served as a member of the compensation and audit committees of that board. Further, from 1996—2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002—2004. From 1990—2004, Mr. Ingulli also served as a board member, and from 1998—2000 as Chairman, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board an in-depth knowledge of our industry and income statement optimization.

John L. Killmer, age 65, has served as a director since December 2008. Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to November 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Since December 2014, Mr. Killmer has served as a member of the board of directors of APSE, Inc., a privately-held corporation involved in the development of RNAi technology. Mr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, Mr. Killmer began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December, 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute, age 59, has served as a director since June 1994. Mr. Wintemute served as President and CEO from July 1994 until June 2011, and Chairman and CEO since June 2011. He was appointed Executive Vice President and COO of the Company in January 1994. Mr. Wintemute has been at the helm of the Company during its years of greatest growth. With 21 years’ experience on this Board, 36 years’ experience at the Company (21 years as CEO) and membership in leading crop protection trade groups (previously, as Chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. His interaction with the heads of our peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. This is an invaluable resource to the Board, particularly when evaluating future business plans and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 65, has served as a director since June 2010. Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002—2004 he served as COO and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004—2006 as Head of Region of Americas, President & CEO of Bayer CropScience LP—USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986—2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a world-class sense of perspective and strategic direction and is an invaluable asset for helping to guide the Company down a path of growth and prosperity in the future.

DEPARTING DIRECTORS—QUALIFICATIONS & EXPERIENCE

Carl R. Soderlind, age 81, has served as a director since June 2000. Mr. Soderlind served as Chairman and CEO of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 to 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, including as Senior Executive Vice President and member of the Management Committee. Mr. Soderlind has extensive experience in running businesses in both specialty oil and chemical products. Mr. Soderlind’s many years working in investor relations have given him an in-depth knowledge of the public markets and a keen awareness of investors’ expectations. During his professional career, Mr. Soderlind specialized in growing businesses through well-timed acquisitions of product lines and companies. Mr. Soderlind gave the Company valuable advice on investor relations, acquisitions and pragmatic decision-making. His sound advice on a broad range of business matters affecting the Company will be missed.

BOARD DIVERSITY AND LEADERSHIP

In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public Company. In addition, we believe that a fully functioning board should include members having functionally diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public Company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, manufacturing experience and mergers and acquisitions experience. Other considerations, such as gender, race and age, are of secondary importance. While the Nominating and Governance Committee does not have an express policy with respect to diversity in identifying or selecting nominees for the Company’s Board, in evaluating nominees, the Committee does assess the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. During the Board’s annual self-evaluation, and at other times during the year, the Directors assess the Board’s performance and ways in which such performance can be improved. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and the CEO should be separate or, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. However, the Board believes that, to the extent that these roles are held by the same person, it is important that a non-management director be appointed to the position of lead director. At present, Mr. Wintemute serves as both Chairman and CEO, while Mr. Killmer, a non-management director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We further believe that we have accomplished this through the appointment of a lead director.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011, working with enterprise risk management consultants at Lockton, Inc. (the Company’s primary insurance broker), senior management conducted an in-depth risk analysis as a first step toward implementing an enterprise risk management program at the Company. As that analysis was proceeding, the Board formed a Risk Committee, which now consists of John L. Killmer (as chairman), M. Esmail Zirakparvar, and Debra F. Edwards to take on primary responsibility for risk oversight. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company. Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These risks are updated from time to time and presently include: i) adverse regulatory climate; ii) managing high levels of inventory and reduced levels of manufacturing activity; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; and vii) sustainable growth through licensing, acquisitions and current product lines. Each of these risks is incorporated into the risk-owner’s annual performance goals and are important factors in determining both job performance and incentive compensation. In addition, these risks have been incorporated into the Company’s 2020 Strategic Business Plan. Executives serving as risk-owners periodically report their progress through the Risk Manager to the Risk Committee. See, also, “Employee Compensation and Enterprise Risk” on page 15 of this proxy for a discussion on risk and compensation.

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of nine members. The Board has determined that Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Carl R. Soderlind, and M. Esmail Zirakparvar, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year, if there is any change in a member’s material relationship with the Company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met eight times during the year ended December 31, 2014. All directors attended at least 75% of the aggregate of the number of meetings of the Board and the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders; nevertheless, all directors did attend the 2014 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Morton D. Erlich (Chairperson), Scott D. Baskin, Lawrence S. Clark and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange. In addition, the board has found that each of Morton D. Erlich and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2014.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employing the independent registered public accounting firm to audit the Company’s consolidated financial statements.

•	Pre-approving all services performed by the independent registered public accounting firm.

•	Providing oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.

•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.

•	Overseeing the performance of the Company’s internal audit function.

•	Establishing procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 12 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Lawrence S. Clark (Chairperson), Carl R. Soderlind and Alfred F. Ingulli. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. Further, the Board has found that each of the members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held eight meetings during the year ended December 31, 2014.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholder interest.

•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives and recommending CEO compensation to the Board.

•	Administering grants and options in Company stock under the Company’s compensation plan(s).

•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 24 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Messrs. M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, Morton D. Erlich, and Carl R. Soderlind. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2014.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending to the Board nominees for election to the Board of Directors.

•	Reviewing principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Overseeing evaluation of the Board and its effectiveness.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Lawrence S. Clark, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held ten meetings during the year ended December 31, 2014.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves working with senior management of the Company to evaluate, investigate and recommend changes in the area of corporate finance including, among other things:

•	The incurrence or refinancing of indebtedness.

•	The issuance or amendment of the Company’s equity securities.

•	Acquisitions, divestitures and other restructuring activity.

•	Short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of John L. Killmer (Chairperson), Debra F. Edwards and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2014. Typically, all members of the Board are invited to attend Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	that adequate resources are made available to address and mitigate risks, where possible,

•	that risk owners are identified and made accountable for addressing these risks, and

•	that the practice of monitoring and addressing these risks remains a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed, with senior management, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K (for the period ended December 31, 2014) for filing with the Securities and Exchange Commission. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees (“AS 16”), issued by the Public Company Accounting Oversight Board. AS 16 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO USA, LLP, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO USA, LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Scott D. Baskin

Lawrence S. Clark

Alfred F. Ingulli

April 23, 2015

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2014, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (*)	Percent of Class
T. Rowe Price Associates, Inc.	2,574,326	8.8%
100 E. Pratt Street Baltimore, MD 21202

Blackrock, Inc.	2,407,346	8.3%
55 East 52nd Street New York, NY 10022

Herbert A. Kraft	2,093,543	7.2%
4695 MacArthur Court Newport Beach, CA 92660

The Vanguard Group	1,695,348	5.8%
100 Vanguard Blvd. Malvern, PA 19355

River Road Asset Management, LLC	1,627,118	5.6%
462 S. 4th St. Ste 1600 Louisville, KY 40202

Champlain Investment Partners, LLC	1,612,950	5.6%
180 Battery St. Burlington, VT 05401

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 6, 2015, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	919,437	(1)	3.2%
Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	66,149		(3)
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	28,678	(2)	(3)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	25,446		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	15,392		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	18,021		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	9,906		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	4,834	(4)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	4,480		(3)
Managing Director	Ad de Jong 4695 MacArthur Court Newport Beach, CA 92660	28,481		(3)
CFO	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	67,454	(5)	(3)
Senior Vice President (AMVAC Chemical Corporation)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	69,960	(6)	(3)
Senior Vice President (AMVAC Chemical Corporation)	Cynthia B. Smith 4695 MacArthur Court Newport Beach, CA 92660	23,835		(3)
Directors and Officers as a Group		1,282,073		4.41%

(1)	This figure includes 30,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(2)	This figure includes 544 shares of Common Stock owned by Mr. Clark’s children, for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(3)	Under 1% of class.
(4)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.
(5)	This figure includes 25,000 shares of Common Stock Mr. D.T. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(6)	This figure includes 25,000 shares of Common Stock Mr. G. D. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. To the extent that a function carries a unique risk, we have attempted to mitigate that risk with one or more countervailing risk mitigation objectives. For example, in manufacturing and technology, the objective of implementing processes for new chemistries is offset by the paramount objective of safety in the workplace and surrounding communities. In sales and marketing, the objective of achieving top line sales is offset by goals for maintaining profit margins. Similarly, the risk of spending excessive amounts in acquiring a product line or new technology is offset by objectives to realize certain minimum returns on investment. Risk is further mitigated by the use of long-term incentives which encourage prudent, long-term decision making. Finally, compensation for the entire workforce is subject to achievement of Company-wide financial objectives.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program has three primary objectives: to align management’s interest with the long-term interests of stockholders; to provide compensation on the basis of performance that supports key financial and strategic business outcomes; and to attract, motivate and retain top talent to lead our business. The Company’s philosophy toward compensation is to employ both objective metrics (such as net income, net sales and quantified individual goals) as well as other factors in making compensation decisions. To the extent that the Compensation Committee has discretion in making awards, such as incentive compensation, it has established fixed limits to those awards. Also, the Committee regularly uses an independent compensation consultant, who benchmarks executive compensation against peer groups and advises the Committee on plan design and implementation. The Committee keeps current on compensation practices, follows an analytical approach toward making decisions and maintains a sense of pragmatism.

Our first objective—to align management’s interests with the long-term interests of stockholders—is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity, whether in the form of restricted stock, options or performance-based shares/options, and the adoption of executive stock ownership guidelines. Our second objective—to provide compensation on the basis of performance that supports the key financial and strategic business outcomes—means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation. Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (e.g., pre-tax earnings) as compared to its industry peers. Our third objective—to attract, motivate and retain top talent to lead our business—is effected through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and offering deferred compensation, to promote the retention of key talent, in the form of stock and options that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Our executives are directly involved in defining the Company’s strategy (its roadmap to success), its budget (the short term business plan), and the short term objectives for achieving strategic goals within the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). We hold the executives accountable for meeting challenging goals, which drive overall Company performance, but we also expect them to respond to fast-changing market conditions, to solve unforeseen problems and to show initiative and creativity.

Compensation Program Best Practices

The Committee continues to implement and maintain leading practices in our executive compensation program and related areas. Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features our compensation program includes and “Poor Pay Practices” which are excluded.

Included Features (“Sound Practices”)	Excluded Features (“Poor Practices”)

✓     Performance-based Equity—Half of the equity awards made to executives vest based upon the achievement of either internal metrics (net sales, net income) or total stockholder return.

✓     Caps on Individual Bonuses—Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for non-CEO officers.

✓     Clawback Policy—Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

✓     Stock Ownership Guidelines—We have adopted share ownership requirements for both our executive officers (requiring our CEO to own shares equal in value to four times his base salary and, for other named executive officers (“NEOs”), two times their base salary) and our directors (requiring them to hold shares of Company stock equal to that which was received during his or her first three full years of service).

✓     No Hedging Policy—Our executive officers and directors are prohibited from certain hedging activities and holding Company securities in margin accounts.

✓     Consultant Independence—The Committee retains an independent compensation consultant. Our consultant is evaluated annually for independence to ensure objectivity.

✓     Risk Management—Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking.

✓     “Double Trigger” severance—Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due.

✓     Stock Incentive Plan 162(m) Compliant—The Company’s stock incentive plan has been amended to comply with IRC Code 162(m) to ensure payroll deductibility for performance awards made thereunder.

✓ No excise tax gross-ups. ✓ No “single trigger” severance payments. ✓ No guaranteed base salary increases, minimum bonuses or equity awards.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. For the years 2011, 2012 and 2013, approximately 98%, 96% and 97%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. The Compensation Committee and the Company viewed these results as a strong indication that the Company’s stockholders support the compensation policies and practices of the Company over this period

Changes to Compensation Programs in 2014

Notwithstanding the stockholders’ overwhelming support of our compensation practices during the prior three annual meetings, during 2014, we implemented four additional changes that align compensation more fully with performance. These programs include increasing the percentage of performance shares in NEO equity awards, the issuance of performance-based options, the adoption of a clawback policy, and the placement of a cap on individual incentive payments.

A. Higher Percentage of Performance Shares

In 2013, the Company began the practice of awarding performance-based shares to its NEOs. As you will note from the table entitled “Grant of Plan Based Awards” (please see page 28 hereof), executive officers were awarded a combination of both time-based restricted stock (having a three-year, cliff-vesting period) and performance shares based upon either internal targets for net sales and net income or total stockholder return. Performance shares represented approximately 25% of the total equity award for executives in 2013. In 2014, the Company increased that proportion to 50%. We believe that time-based shares provide executives with an incentive to remain with the Company, while performance shares serve to motivate senior management to achieve targeted financial performance, which, in turn, should translate into stockholder value.

B. Performance Options

During 2014, following a reduction of over one-fifth of the entire workforce (as more fully discussed in “Elements of 2014 Compensation” below), in an effort to foster retention, the Company issued stock options to all levels of the workforce. Executive personnel, however, received one-half of the award in the form of time-based options and the other half in the form of performance-based options. Performance options require not only payment of the strike price, but also (i) continuous employment at the Company through the vesting date (which is three years from date of award), and (ii) the achievement of certain financial goals (sales and EBIT) as compared to a group of industry peers and total stockholder return (as compared to both industry peers and the Russell 2000 Index) as measured over fiscal years 2015 through 2017. The vesting schedule gives the optionee a deferred benefit (thereby encouraging retention), the performance requirement gives the optionee incentive to boost financial performance, and, under the Black Scholes formula, the expense to the Company is less than 40% of a stock award of an equivalent number of shares.

C. Clawback Policy

In March 2014, the Board of Directors adopted a clawback policy that provides, “subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.” We believe that, this policy serves multiple purposes. First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline. Second, by placing paid compensation at risk, it serves as additional incentive to senior management to live up to the Company’s stated commitment. And third, the policy should help contribute to stockholders’ peace of mind that the Company is doing all that it can to ensure accuracy and completeness in its financial reporting.

D. Cap on Individual Bonuses

Also in March 2014, the Compensation Committee adopted a policy of placing individual limits on each executive’s incentive compensation. Specifically, the CEO will be limited to 1.6 times his annual salary, while the other NEOs will be limited to 1 times his or her annual salary. While the Company has historically awarded incentive compensation at levels well below these maximum limits, the Compensation Committee has nevertheless put these caps in place to eliminate the possibility that any one individual will receive an excessive share of the bonus pool.

Compensation Consultant Independence

In 2013 the Board of Directors amended the Compensation Committee charter to empower that committee to evaluate the independence of its compensation consultants as per NYSE Listing Standard 303A.05(c)(iv). In keeping with that charter amendment, that committee evaluated its compensation consultant, Exequity LLP, in 2014 and determined that that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent as indicated by the following:

Independence Factor	Consultant Compliance

✓     Provision of other services to the Company by the person that employs the consultant.

✓     Amount of fees received from the Company as a percentage of consultant’s total revenues.

✓     Policies and procedures of committee are designed to prevent conflicts of interest.

✓     Any business or personal relationship with a member of the Compensation Committee.

✓     Any stock of the Company owned by consultant.

✓     Any business or personal relationship with an executive officer of the Company.

✓     Consultant does not provide other services to the Company.

✓     Fees received by consultant during FY 2014 are less than 1% of the firm’s revenues for the period.

✓     Consultant has implemented principles to ensure independence:

✓     Does not provide unrelated services.

✓     Does not maintain a proprietary database.

✓     Does not trade in the stock of its clients.

✓     There is no such relationship.

✓     Consultant owns no shares of the Company.

✓     There is no such relationship.

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that that consultant will not be influenced by motives, such as personal gain or profitability, that have no place in advising the Compensation Committee and recommending a fair and transparent plan of compensation for Company executives.

The following sections further explain our rationale for our compensation practices during the last fiscal year.

Elements of 2014 Compensation

In order to cover this topic, it is necessary to understand the business conditions and financial performance of the Company during 2014. As reported by the Company in its public filings, sales of the Company’s corn products into the Midwest U.S. market grew steadily over the course of 2010 through 2012. That market showed unprecedented demand for corn products (including those of the Company and its competitors, as well as of fertilizer companies and seed providers) just prior to the 2013 planting season. At that time, many such products were on allocation, as growers and distribution prepared for a strong planting season. However, prolonged wet weather struck the Midwest in early 2013 thereby preventing some growers from planting corn and causing other growers to forego use of pre-plant products (such as the Company’s). As a consequence, excess inventory (consisting of multiple crop protection products and fertilizers from many companies) accumulated in the channel of distribution. Over the course of 2013, with excess inventory in-hand, distributors and retailers of corn products curtailed procurement activity. They continued this procurement pattern through the 2014 planting season, limiting orders for new corn products, while they drew down the excess inventory on their shelves. Despite the fact that this slowdown in procurement had the effect of reducing channel inventory to more normal seasonal levels, distribution nevertheless continued its constrained approach toward purchasing to the end of 2014.

As a result of these conditions, the Company’s net sales dropped from $381MM in FY2013 to $299MM in FY2014. This drop in sales was due entirely to lower sales of the Company’s corn products, including both its corn soil insecticides and herbicide products. In fact, by contrast, non-corn products showed a modest increase in net sales, year-over-year. In light of reduced demand for its corn products, the Company experienced a significant increase in its own inventory. Accordingly, management slowed manufacturing activity, curtailed procurement and took measures to reduce operating expenses, including reducing its workforce from 499 to 382 employees. Reduced manufacturing activity led to increased under absorption costs; in fact, unabsorbed overhead increased to $24MM in FY2014 from $11MM in FY2013. This, coupled with higher inventory-related expenses (such as freight and storage) reduced the Company’s average gross margin from 45% to 38% (year-over-year) and resulted in a drop in net income from $34.5MM in FY2013 to $4.8MM in FY2014.

Below we discuss the components of executive compensation for 2014 in light of these conditions.

Salaries—As is the case with virtually all public companies, our executives received a salary as part of their compensation package in 2014. While base salary, on average, constituted about 68% of total cash compensation for NEOs in 2013, that percentage increased to 100% in 2014, in light of the fact that (as explained below), executives received no bonus compensation. As per the Company’s standard practice, the 2014 salaries were set in December of 2013. In light of the fact that 2013 financial performance included record net sales of $381MM (versus $366MM in FY2012), and that NEOs’ performance was good, 2014 salaries were increased for the NEOs by about 3%, consistent with general trends among public companies. It should be understood, however, that the salary increase is not considered to be a form of entitlement. In fact, in light of poor financial performance in 2014, salaries for the NEOs have been frozen for 2015.

Further, while it made no extraordinary adjustments to executive salaries in 2014, the Company has historically raised salaries in excess of a modest adjustment when an executive takes on additional responsibilities; for example, in 2011, the CAO’s salary was increased by 11% over the prior year in light of a promotion and increased responsibilities. Similarly, the Company will reduce an executive’s salary in the case of a demotion or a reduction in responsibilities. The table below indicates salaries for NEOs in the years 2013 and 2014 as approved by the Compensation Committee after assessment of the Company’s and individual’s performance during the prior year as well as a market assessment of pay.

Name of Officer	2014 Base Salary	2013 Base Salary	Year over Year Change
Eric G. Wintemute—CEO	$605,000	$592,000	2.2%
Ad de Jong—Managing Director	$320,000	$354,000	(9.6)%[1]
David T. Johnson—CFO	$318,500	$306,500	3.8%
Glen D. Johnson—SVP, Bus. Dev’t	$320,000	$311,500	2.7%
Cynthia B. Smith—SVP, Director	$305,000	$293,000	4.1%

Incentive Compensation—In 2014, as in prior years, executives were eligible to receive incentive compensation annually in the form of a cash bonus. Unlike the salary, the cash bonus is “at risk” and varies from

[1]	Mr. de Jong is paid in Euros. While his base wage during 2014 as expressed in Euros (€262,907) was 2.3% higher than that of 2013 (€256,996), due to exchange rate fluctuation between the US dollar and the Euro, the dollar value of his salary decreased as indicated.

year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in March of the subsequent year) is to reward the executive for Company performance and the executives’ individual contributions during the immediately prior year. As a general rule, the Company reserves ten percent of its pre-tax net income over the course of each fiscal year to serve as the pool from which incentive compensation may be paid. From that pool, bonuses are paid to the entire employee population. Over the five fiscal years, preceding 2014, the percentage of the bonus pool allocated to the NEOs has averaged 24%. At year end, the Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital measures). If these measures fall short of the Company’s budget, then the Committee will reduce the pool at its discretion.

After determining whether any of the pool will be distributed, the Committee works with the CEO, who recommends an allocation of bonuses among individuals based upon their performance. The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s recommended awards for others; in so doing, the Committee takes into account the executive’s achievement of his or her SMART goals as well as other contributions to the overall Company performance. As mentioned above, in 2014, the Committee has formally adopted a policy of placing a cap on individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary.

In 2014, the NEOs did not achieve their primary financial goals (net sales and net income), which are of critical importance in pay-for-performance. While certain individual goals may have been accomplished by the NEOs, the Committee determined that overall financial performance had dropped so far below budgeted goals, that an incentive award was not deserved. Accordingly, the Committee awarded no incentive bonus to the executives.

Select individual performance goals (SMART goals) for NEOs during 2015 are indicated below. These will be the measures against which the subject NEOs will be adjudged, in part, in determining their compensation.

•

CEO—meet or exceed budgeted net sales and net income; reduce operating expenses, forecasted unabsorbed factory overhead and inventory by a defined amount; complete automated integration of S&OP; complete acquisition of product lines of a defined size during 2015; and successfully integrate COO into the Company.

•	CFO—implement MRP; achieve overall tax rate at or below 32%; deliver a departmental succession plan; record no material weaknesses or significant deficiencies in internal controls.

•

SVP—Business Development & Marketing—acquire one or more product lines (of a minimum defined size) or license agreements during 2015; revise 2020 strategy to take into account market conditions; manage collaboration with equipment OEMs for next generation delivery systems; launch high concentration corn soil insecticides; and lead the Company’s marketing organization to achieve budgeted gross margin performance.

•

Managing Director—AMVAC Netherlands BV—achieve or exceed budgeted net sales and gross margin goals for territory; automate S&OP process for international sales; develop marketing plan for geographical expansion including increased distribution in Brazil; and support acquisition or licensing of new products ex US.

•

SVP—Global Regulatory Affairs & Product Development—obtain registrations for certain new products and label expansions for certain existing products; develop product development plan in conjunction with business development; and keep budgeted expenses at or below 90% of 2013 levels;.

The Company believes that these goals are reasonable and achievable.

Equity—In 2014 the Company continued its practice of regularly awarding equity to its key executives. We believe that in providing equity to senior executives and requiring that a minimum number of shares be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging excellent future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives annually. It would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects. Historically at the Company, equity awards have taken the form of either incentive stock options or time-based restricted stock (typically having a three year, cliff-vesting schedule with forfeiture for failing to remain continuously employed through the vesting date).

In March 2014, the Board authorized the long-term award of restricted stock to the NEOs, half of which awards were time-based (three year cliff vesting) and the other half of which were performance-based shares (the details of which are more fully described on the table entitled “Grants of Plan Based Awards” on page 28). These shares were granted pursuant to the Company’s Stock Incentive Plan (“SIP”), which had been amended in 2013 to ensure compliance with Internal Revenue Code Section 162(m) – specifically to facilitate the award of performance shares. Section 162(m) relates to payroll tax deductibility for individual compensation that exceeds $1 million per annum. At the time of the March award, the Board of Directors considered the recommendation of the Compensation Committee and its independent compensation consultant, which benchmarked the form and amount of equity awarded by the Company’s peers. The Board also considered the cost of expensing any such awards, the amount of dilution to other stockholders and the performance of individual recipients. Because these awards (both time-vested awards and performance shares) vest over a three year period, they serve to enhance retention of high-performing executives. These awards were made by the Board in the first quarter (which is standard practice), so that it could take into account equity as a portion of total compensation.

As mentioned above, market conditions (particularly in the Midwest corn sector) languished during 2014, reducing sales of the Company’s corn products. In order to cut expenses, the Company reduced headcount, culminating in a 20% reduction in force at its corporate headquarters in December 2014. Further, senior management announced a salary freeze (for 2015), a hiring freeze and its intention not to award bonuses for 2014 performance. In order to improve morale and ensure retention of the workforce, senior management and the Compensation Committee moved forward the 2015 equity award (which typically would have been made in March 2015) to late December 2014, at which time the Board awarded stock options to the entire workforce. It is not anticipated that any further equity will be awarded to Company employees in 2015. Executive officers received half of their options as time-vested options and the other half as performance-based options (as more fully described on page 28 in the table entitled “Grants of Plan Based Awards”).

As indicated in the Summary Compensation Table and the equity table on the same page, equity grants made to NEOs in March and December of 2014 had a total value of $1.798 million. This represented a 3% increase in value over equity awards made in 2013. However, if the value of the December option awards is excluded (on the theory that these grants were for 2015), then the decrease in equity value is about 30% year-over-year. This decrease is consistent with reduced financial performance in 2014, offset by the need to ensure the retention of key employees for the purpose of building long term stockholder value.

Other Benefits—In 2014, the Company continued to offer a comprehensive suite of other benefits to its executives. We offered group health (medical, dental and vision) and life insurance to all of our employees, including key executive officers. Our medical plan takes the form of PPO programs which are largely self-funded. However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and placed its third party administration with a nationally-known insurance carrier. Health benefits premiums were highly-subsidized by the Company and offered extremely competitive terms (e.g., low co-payments and office visit charges). As a corollary to the group health plan, the Company continued to promote wellness through its voluntary program, through which the Company gives financial incentives for fitness, participation in group events (e.g., 5K, walking, yoga), and diet planning, among other things. These programs are a powerful tool in recruiting and not only raise morale, but also serve to ensure the continued health of the workforce. Our executives also enjoyed life insurance and long term disability insurance coverage. In addition, executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership) that provide a venue for the cultivation of business relationships.

Finally, in 2014, our executives (and, in fact, any full time employee) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan, which permits the purchase of Company shares at a discount through payroll deduction.

Benchmarking and the Compensation Consultant

During 2014 the Compensation Committee retained independent compensation consultant Exequity to assist in defining its compensation strategy and in fashioning a compensation plan. In connection with benchmarking analysis, Exequity has defined a group of comparators, consisting of 16 publicly traded specialty chemical companies having similar revenues (ranging between $215 million per annum and $1.02 billion per annum) and market capitalization (ranging between $230 million and $1.71 billion). Exequity also focused on product lines, Global Industry Classification Standard numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators. The comparator group (“Proxy Peers”) identified by Exequity includes Aceto Corporation (ACET), American Pacific Corporation (APFC), Balchem Corporation (BCPC), Calgon Carbon Corporation (CCC), Chase Corporation (CCF), Hawkins, Inc. (HWKN), Innophos Holdings Inc (IPHS), Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), KMG Chemicals, Inc. (KMG), Landec Corporation (LNDC), LSB Industries, Inc. (LXU), OMNOVA Solutions, Inc. (OMN), Penford Corporation ((PENX), Quaker Chemical Corporation (KWR) and Zep, Inc. (ZEP). It should be noted that American Vanguard is the only publicly traded crop protection Company of its size. Companies that we have identified as Proxy Peers do not operate primarily (or at all) in the crop protection sector.

Using the Proxy Peers as a reference point, the Company found that its 2014 CEO compensation yielded the following comparative results.

•	The CEO salary (at $605K) was just below the median ($625K) of the Proxy Peers.

•	CEO incentive compensation at $0 was at the zero percentile for Proxy Peers.

•	Equity, in the form of stock options, restricted stock and performance-based equity, was at about the median of Proxy Peer CEOs.

•	Total direct compensation for the Company’s CEO ($1.529K) was at about the 35th percentile of the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives. The Company’s financial performance improved steadily over the course of 2010 ($226,859 in net sales, $10,984 in net income), 2011 ($301,080 in net sales, $22,068 in net income), and 2012 ($366,190 in net sales, $36,867 in net income). 2013 performance was mixed, with net sales up 4.1% to $381,021 and net income down 6.6% to $34,449. As mentioned earlier, Midwest corn market conditions, including excess inventory in the distribution channel, caused the Company’s 2014 financial performance to suffer, with net sales down 22% over the prior year. Further, profitability was reduced, as reduced factory activity and other inventory-related expenses brought down gross margins from 45% to 38%. In light of reduced performance, senior management received no cash incentive compensation. While salaries were increased at the start of 2014 (to reflect performance in 2013), the Company imposed a salary freeze in 2015. In addition, the value of the March equity award to NEOs decreased by 30% year-over-year. In addition, the March 2013 equity award was 25% performance-based, while the March 2014 equity award was 50% performance-based. After reducing its headcount across the workforce by over 20%, in the interest of retention and building long term stockholder value, the Company moved forward its 2015 equity award to December 30, 2014. This award took the form of the least expensive form of equity (stock options) and half of the grants to NEOs were performance-based. As for the CEO compensation, total direct compensation over the past year is near the 35th percentile of the Proxy Peers.

In summary, we have cut both cash and non-cash compensation to the NEOs during a challenging year. No bonuses were paid, and salaries for 2015 were frozen. Further, recent financial performance puts at risk the value of equity awards made to our executives. For example, performance-based grants that were made in 2013 are likely to have no value upon vesting in 2016, as the financial metrics are out of reach. With respect to equity awards generally, our executives stand to gain or lose significant value depending upon future financial performance and stock value (as compared to our peers). Thus, while we have implemented measures (e.g., December option awards) to encourage retention, we have done so with the goal of building the business and attaining greater stockholder value in the long term. For these reasons, the Company believes that we continue to pay for performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K or incorporated by reference to the presentation in the proxy statement.

Lawrence S. Clark, Chair

Carl R. Soderlind

Alfred F. Ingulli

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	59	Chairman and CEO
Ad de Jong	62	Managing Director, Amvac Netherlands BV
David T. Johnson	58	Vice President, CFO and Treasurer
Glen D. Johnson	60	Senior Vice President—Business Development
Cynthia B. Smith	52	Senior Vice President—Global Regulatory Affairs and Product Development

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and CEO in June 2011. Mr. Wintemute has also served as President and CEO from July 1994 until June 2011. He was appointed Executive Vice President and COO of the Company in January 1994.

Ad de Jong has served as Managing Director of AMVAC Netherlands BV since July 2012. Prior to joining AMVAC, Mr. de Jong held positions of increasing responsibility over a 23 year period at Chemtura Corporation culminating with the position of Vice President Crop Protection for Europe/Middle East/Africa. Prior to his service at Chemtura, Mr. de Jong served in the advisory service with the Dutch Ministry of Agriculture.

David T. Johnson has served as Vice President, CFO, and Treasurer of the Company since March 7, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a 500 million dollar manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an eight billion dollar Cleveland based multinational Company from April 2001 through June 2003.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC Chemical Corporation since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract Sales at Zeneca Ag Products. Prior to joining AMVAC Chemical Corporation, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Cindy Baker Smith joined AMVAC in September 2012 as Senior Vice President & Director of Global Regulatory Affairs. In 2014, she was appointed Assistant Secretary to the Company and took on responsibility for overseeing the Company’s Product Development function. Prior to her service with AMVAC, Ms. Smith served in positions of increasing responsibility at the Gowan Group of Companies, a privately-held manufacturer and distributor of specialty chemicals used in agriculture. While at Gowan she managed global regulatory affairs, marketing, supply chain administration and human resources, and eventually became Chief Operating Officer.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the year ended December 31, 2014 paid or awarded by the Company and its subsidiaries to the CEO, CFO, the three most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2014	605,000	—	596,612	275,210	—	—	52,370	1,529,192
	2013	592,000	300,000	1,052,606	—	—	—	51,900	1,996,506
	2012	577,000	562,750	848,052	—	—	—	57,210	2,045,012

David T. Johnson	2014	318,500	—	157,047	78,118	—	—	28,370	582,035
	2013	306,500	160,000	266,930	—	—	—	28,460	761,890
	2012	297,800	210,000	225,170	—	—	—	28,550	761,520

Ad de Jong(2)	2014	320,000	—	165,581	74,043	—	—	23,681	583,305
	2013	354,000	107,000	97,550	—	—	—	26,820	585,370
	2012	165,500	106,500	372,260	—	—	—	12,873	657,133

Glen D. Johnson	2014	320,000	—	157,783	69,481	—	—	27,996	575,260
	2013	311,500	145,000	274,064	—	—	—	29,660	760,224
	2012	303,000	220,000	225,170	—	—	—	26,365	774,535

Cynthia B. Smith(2)	2014	305,000	—	150,397	74,095	—	—	28,370	557,862
	2013	293,000	150,000	48,759	—	—	—	27,088	518,847
	2012	89,500	50,000	353,040	—	—	—	5,775	498,315

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in March of the following year.
(2)	Compensation for 2012 reflects a partial year of service, including a less-than-full-year salary and both a signing bonus and initial award of equity. Equity in the subsequent year of 2013 was reduced in light of the 2012 award.

SUMMARY COMPENSATION TABLE

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2014	37,800	(1)	—	2,070	12,500	—	—
	2013	37,240	(1)	—	2,160	12,500	—	—
	2012	42,460	(1)	—	2,250	12,500	—	—

David T. Johnson	2014	13,800	(2)	—	2,070	12,500	—	—
	2013	13,800	(2)	—	2,160	12,500	—	—
	2012	13,800	(2)	—	2,250	12,500	—	—

Ad de Jong	2014	23,681	(2)	—	—	—	—	—
	2013	26,820	(2)	—	—	—	—	—
	2012	12,873	(2)	—	—	—	—	—

Glen D. Johnson	2014	15,000	(2)	—	2,070	10,926	—	—
	2013	15,000	(2)	—	2,160	12,500	—	—
	2012	12,952	(2)	—	2,250	11,163	—	—

Cynthia B. Smith	2014	13,800	(2)	—	2,070	12,500	—	—
	2013	13,800	(2)	—	788	12,500	—	—
	2012	5,750	(2)	—	25	—	—	—

(1)	Automobile allowance of $18,000, $18,000 and $18,000 for the years ended December 31, 2014, 2013 and 2012, respectively; and personal expense reimbursements of $19,800, $19,240 and $24,460 relating to country club membership fees and assessments in the years ended December 31, 2014, 2013, and 2012, respectively.
(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2014 to the NEOs.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Share) (k)	Full Grant Date Fair Value of Stock ($) (1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Eric G. Wintemute	5/23/14							20,275	(2)	—		14.92	302,503
Ad de Jong	5/23/14							5,627	(2)	—		14.92	83,955
David T. Johnson	5/23/14							5,337	(2)	—		14.92	79,628
Glen D. Johnson	5/23/14							5,362	(2)	—		14.92	80,001
Cynthia B. Smith	5/23/14							5,111	(2)	—		14.92	76,256
Eric G. Wintemute	5/23/14							16,220	(3)	—		14.92	242,002
Ad de Jong	5/23/14							4,502	(3)	—		14.92	67,170
David T. Johnson	5/23/14							4,270	(3)	—		14.92	63,708
Glen D. Johnson	5/23/14							4,290	(3)	—		14.92	64,007
Cynthia B. Smith	5/23/14							4,089	(3)	—		14.92	61,008
Eric G. Wintemute	5/23/14							4,055	(4)	—		12.85	52,107
Ad de Jong	5/23/14							1,125	(4)	—		12.85	14,456
David T. Johnson	5/23/14							1,067	(4)	—		12.85	13,711
Glen D. Johnson	5/23/14							1,072	(4)	—		12.85	13,775
Cynthia B. Smith	5/23/14							1,022	(4)	—		12.85	13,133
Eric G. Wintemute	12/30/14							—		26,483	(5)	11.49	139,565
Ad de Jong	12/30/14							—		7,125	(5)	11.49	37,549
David T. Johnson	12/30/14							—		7,517	(5)	11.49	39,615
Glen D. Johnson	12/30/14							—		6,686	(5)	11.49	35,235
Cynthia B. Smith	12/30/14							—		7,130	(5)	11.49	37,575
Eric G. Wintemute	12/30/14							—		21,186	(6)	11.49	111,650
Ad de Jong	12/30/14							—		5,700	(6)	11.49	30,039
David T. Johnson	12/30/14							—		6,014	(6)	11.49	31,694
Glen D. Johnson	12/30/14							—		5,349	(6)	11.49	28,189
Cynthia B. Smith	12/30/14							—		5,704	(6)	11.49	30,060
Eric G. Wintemute	12/30/14							—		5,297	(7)	11.49	23,995
Ad de Jong	12/30/14							—		1,425	(7)	11.49	6,455
David T. Johnson	12/30/14							—		1,503	(7)	11.49	6,809
Glen D. Johnson	12/30/14							—		1,337	(7)	11.49	6,057
Cynthia B. Smith	12/30/14							—		1,426	(7)	11.49	6,460

(1)	This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the date of grant, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method, and incentive stock option award, which was determined by using the Black-Scholes valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2014 are shown in the “Stock Awards” column in the “Summary Compensation Table”.
(2)	These grants constitute restricted stock that vests in its entirety upon the third anniversary of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $14.92/share, which was determined based on the closing price of the Company’s stock as of the date of grant.
(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before tax achieved during the period commencing April 1, 2014 and ending December 31, 2016 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 120% of the target). The grant date fair value of these awards is $14.92/share, which was determined based on the closing price of the Company’s stock as of the date of grant.
(4)	These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing April 1, 2014 and ending December 31, 2016, assuming an initial share price of $14.92 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2014 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is 8 % or more below the target) to 200% (for a share price that is 12% above the target). The grant date fair value of these awards is $12.85/share, which was determined using the Monte Carlo valuation method.
(5)	These awards constitute incentive stock options that vests in its entirety upon the third anniversary of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $5.27/share, which was determined using the Black-Scholes valuation method.
(6)	These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before tax achieved during the period commencing January 1, 2015 and ending December 31, 2017 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 120% of the target). The grant date fair value of these awards is $5.27/share, which was determined using the Black-Scholes valuation method.
(7)	These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing January 1, 2015 and ending December 31, 2017, assuming an initial share price of $11.49 per share, the number of shares earned depends upon the achievement of a certain target share price, as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2014 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is 8 % or more below the target) to 200% (for a share price that is 12% above the target). The grant date fair value of these awards is $4.19/share, which was determined using the Monte Carlo valuation method.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2014 with respect to options to purchase Common Stock of the Company. The closing price of the Common Stock on December 31, 2014, the last trading day of the Company’s fiscal year, was $11.62 per share.

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	30,000	—	—	$7.50	12/10/2020
David T. Johnson	6,779	—	—	$14.75	03/07/2018
David T. Johnson	25,000	—	—	$7.50	12/10/2020
Glen D. Johnson	25,000	—	—	$7.50	12/10/2020
Eric G. Wintemute	—	52,966	—	$11.49	12/30/2024
Ad de Jong	—	14,250	—	$11.49	12/30/2024
David T. Johnson	—	15,034	—	$11.49	12/30/2024
Glen D. Johnson	—	13,372	—	$11.49	12/30/2024
Cynthia B. Smith	—	14,260	—	$11.49	12/30/2024

Name (a)	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	115,892	1,346,665	—	—
Ad de Jong	24,481	284,469	—	—
David T. Johnson	30,274	351,784	—	—
Glen D. Johnson	30,790	357,780	—	—
Cynthia B. Smith	20,835	242,103	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired on the exercise of stock options and on vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2014.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	—	—
Ad de Jong	—	—	—	—
David T. Johnson	—	—	—	—
Glen D. Johnson	—	—	—	—
Cynthia B. Smith	—	—	—	—

Pension Benefits

The following table sets forth the pension benefits payable to the NEOs for the year ended December 31, 2014. This table is for illustrative purposes only as the Company currently does not provide this benefit to the NEOs.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Not Applicable	—	—	—	—

Non-qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation benefits payable to the NEOs for the year ended December 31, 2014. This table is for illustrative purposes only as the Company currently does not provide this benefit to the NEOs.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Not Applicable	—	—	—	—	—

Potential Payments Upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2014.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,210,000	51,570	25,000	1,955,244	3,241,814
Ad de Jong	640,000	—	25,000	448,202	1,113,202
David T. Johnson	637,000	56,601	25,000	524,525	1,243,126
Glen D. Johnson	640,000	40,977	25,000	511,424	1,217,401
Cynthia B. Smith	610,000	52,272	25,000	405,950	1,093,222

(1)	Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of 12/31/2014, then there would be unvested awards of 222,272 shares of restricted stocks and 109,882 shares of incentive stock options. If the change in control occurred on 12/31/2014, these awards will vest and the Company recognizes additional compensation expense based on grant date fair value in the amount of $1,918,877 and $570,008 for restricted stocks and incentive stock options, respectively.
(2)	Payments are subject to reduction to ensure that they are fully tax deductible by the Company.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2014.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Scott D. Baskin	78,000	70,841	(1)	—	—	—	—	148,841
Lawrence S. Clark	105,000	50,000		—	—	—	—	155,000
Debra F. Edwards	124,625	25,000		—	—	—	—	149,625
Alfred F. Ingulli	131,500	25,000		—	—	—	—	156,500
John L. Killmer	119,000	50,000		—	—	—	—	169,000
Morton D. Erlich	89,500	50,000		—	—	—	—	139,500
Carl R. Soderlind	102,500	25,000		—	—	—	—	127,500
M. Esmail Zirakparvar	97,000	50,000		—	—	—	—	147,000

(1)	This stock award reflects a partial-year award for service from January 1, 2014 through June 4, 2014 (the date of the Annual Stockholders’ Meeting “ASM”), as well as the full-year from the 2014 ASM to the 2015 ASM.

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with each non-employee director’s election/re-election of the Board is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $11,250 for services on the Board.

•	Quarterly retainer fee of $6,250 for services as Lead Director of the Board.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Risk Committee.

•	Attendance fee of $2,500 per meeting of the Board.

•

Attendance fee of $1,000 per meeting of the Risk Committee and Nominating & Corporate Governance Committee. Attendance fee of $1,500 per meeting of the Audit Committee, Compensation Committee and Finance Committee. Further, non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through June 5, 2013 (the “Plan”), each non-employee director of the Board is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•

In connection with each non-employee director’s election or re-election to the Board, such director is entitled to receive an award that equals $50,000 (the “Stock Award”). Further, it is the policy of the Company that each director accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first three full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment.

•

If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the SEC on June 15, 2005.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $605,000, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

AMVAC Chemical Corporation, the Company’s principal operating subsidiary, and Ulrich Trogele entered into a written employment agreement dated as of December 31, 2014 pursuant to which Mr. Trogele serves as AMVAC’s Executive Vice President and Chief Operating Officer. Under the terms of the agreement, Mr. Trogele’s annual base compensation is $360,000 and he was entitled to receive an initial bonus in the amount of $150,000 (which was paid within 30 days after his start date of January 5, 2015). The agreement features a three year term and certain additional benefits that are customary for executives at this level in the industry, including a car allowance of $1,500 per month. Also, in the event of termination without cause, Mr. Trogele is entitled to severance pay in the amount of the greater of (x) his annual base wage and health insurance for the remainder of the term and (y) one year’s base wage and health insurance. He is also party to a Change in Control (“C-in-C”) Agreement the form of which is substantially similar to that currently in place between the Company and other executives; in the event of a termination that qualifies him for severance under both agreements, Mr. Trogele would be entitled to receive the more favorable severance package.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2014, consisted of Messrs. Lawrence S. Clark, Alfred F. Ingulli, and Carl R. Soderlind. During 2014, no officer or employee of the Company served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its written charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if such related person or conflict of interest transaction involves more than $10,000, in each case using appropriate counsel and other advisers as the Committee may deem necessary.

In the course of its review of a proposed related person transaction, the Committee will consider all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

In June 2011, the Company entered into a consulting agreement with director Debra F. Edwards to provide technical services relating to product defense and stewardship. During the year ended December 31, 2014, the Company paid approximately $10,625 to Ms. Edwards for the provision of technical services.

SUMMARY OF PROPOSALS

This Proxy contains three proposals for which stockholder action is sought.

•	Proposal 1 requests the election of eight directors to the Board.

•	Proposal 2 requests the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2015.

•	Proposal 3 requests an advisory vote on executive compensation.

Details of each proposal appear below.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, eight directors have been nominated to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting and until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The directors to be elected by the holders of Common Stock shall be the candidates receiving a number of “FOR” votes that exceed the number of “AGAINST” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Company has appointed BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2015, and the Board of Directors has confirmed that appointment.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2014 and 2013, were (in thousands):

	2014	2013
Audit	$584	$521
Tax	226	284

	$810	$805

Audit fees for 2014 and 2013 were for professional services rendered for the audits of the consolidated financial statements of the Company, including the audits of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2014 and 2013 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. There were none in 2014 and 2013.

All Other fees, if any, would relate to services other than those in the above three categories. There were none in 2014 and 2013.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2015 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee and the Board, is hereby ratified”

PROPOSAL 3

Advisory Vote on Executive Compensation

Over the past three years, stockholders have indicated over 95% approval for the Company’s executive compensation. Since our last annual meeting, we believe that our program has improved. As mentioned in the Compensation Discussion & Analysis, our executive compensation is designed to align management’s interest with the long-term interests of stockholders; to provide compensation on the basis of performance that supports key financial and strategic business outcomes; and to attract, motivate and retain top talent to lead our business. Our executive compensation:

•	Has been benchmarked against a comparator group that is similar in size, Global Industry Classification Standard code and that cites the Company (and the group) as peers;

•	Is designed in collaboration with an independent compensation consultant;

•

Features incentive elements that rise and fall with financial performance (e.g. in light of reduced financial performance in 2014, NEOs received no cash incentive compensation and 2015 salaries were frozen);

•

Includes time-based and performance-based equity awards and holding periods that give executives the long view of the Company. In 2014, half of the equity awards to NEOs were performance-based, and that places the grant/award value at-risk dependent upon future financial performance and shareholder return;

•	Is based primarily upon objective performance targets such as net sales, net income and SMART goals;

•	Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision, a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance (as evidenced by the reduction in both cash and non-cash compensation for 2014) but also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the stockholders approve the overall executive compensation policies and procedures of the Company, as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officers’ compensation in this Proxy Statement.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2016 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

If the stockholder intends to present a proposal at the 2016 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2015 and no later than January 15, 2016, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2016 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. The committee will consider nominees to the Board recommended by stockholders who comply with procedures established by the committee as follows:

•

In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the Company not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded Company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2014. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2014 accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel & Secretary

Dated: April 23, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN VANGUARD CORPORATION

Wednesday, June 3, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access next year.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.american-vanguard.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830300000000000000 8	060315

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect eight (8) directors for the ensuing year: NOMINEES:			2.	Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
☐ FOR ALL NOMINEES	O Scott D. Baskin O Lawrence S. Clark				FOR	AGAINST	ABSTAIN
☐ AGAINST ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Debra F. Edwards O Morton D. Erlich O Alfred F. Ingulli O John L. Killmer O Eric G. Wintemute O M. Esmail Zirakparvar		3.	Approve the overall executive compensation policies and procedures of the Company as described in this Proxy Statement.	☐	☐	☐
			PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To vote against any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to vote against, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐                     ■

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of Common Stock of American Vanguard Corporation held of record by the Undersigned at the close of business on April 15, 2015, at the Annual Meeting of Stockholders, to be held at the Hilton Hotel, 18800 MacArthur Boulevard, Irvine, California, at 11:00 a.m. PST on Wednesday, June 3, 2015, or at any adjournment thereof.

(Continued and to be signed on the reverse side.)

■ 1.1	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN VANGUARD CORPORATION

Wednesday, June 3, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access next year.

COMPANY NUMBER
ACCOUNT NAME

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.american-vanguard.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20830300000000000000 8	060315

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR”

PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. To elect eight (8) directors for the ensuing year:			2. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ AGAINST ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Scott D. Baskin O Lawrence S. Clark O Debra F. Edwards O Morton D. Erlich O Alfred F. Ingulli O John L. Killmer O Eric G. Wintemute O M. Esmail Zirakparvar		3. Approve the overall executive compensation policies and procedures of the Company as described in this Proxy Statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To vote against any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to vote against, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢